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                          March 31, 2021

       Anthony L. Reese
       Vice President and Treasurer
       WISCONSIN ELECTRIC POWER CO
       231 West Michigan Street
       P.O. Box 2046
       Milwaukee, Wisconsin 53201

                                                        Re: WISCONSIN ELECTRIC
POWER CO
                                                            Registration
Statement on Form S-3
                                                            Filed March 23,
2021
                                                            File No. 333-254615

       Dear Mr. Reese:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Kevin
Dougherty at (202) 551-3271 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Energy & Transportation